Exhibit 10.4

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into effective as of March 1, 2019 (the “Effective Date”), by and between Montage Resources Corporation, formerly known as Eclipse Resources Corporation (the “Company”), and Oleg Tolmachev (“Executive”).

WHEREAS, the parties have determined it to be in their respective best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements herein contained, intending to be legally bound, the parties agree as follows:

1.Employment.  From and after the Effective Date, the Company will continue to employ Executive as its Executive Vice President and Chief Operating Officer, and Executive will report to the President and Chief Executive Officer of the Company.  Executive will perform all services and acts necessary to fulfill the duties and responsibilities of his position and agrees to devote his full business time, attention and energies to the performance of the duties assigned hereunder, and to perform such duties diligently, faithfully and to the best of his abilities.  Executive agrees to refrain from any activity that does, will or could reasonably be deemed to conflict with the best interests of the Company, unless such activity is approved in advance by the Chief Executive Officer of the Company.  Executive’s principal place of employment shall be at the Company’s principal executive offices in Irving, Texas (or at such other location in the Dallas, Texas area which constitutes the Company’s principal executive offices), and Executive shall be furnished with an individual office at such location; provided, however, Executive acknowledges and agrees that he will be required to travel in the course of performing his duties hereunder.

2.Term.  The Company agrees to employ Executive, and Executive agrees to be employed by the Company, for a period (the “Initial Term”) commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date, unless earlier terminated in accordance with Section 4. If neither party gives the other at least ninety (90) days written notice that it intends for this Agreement to terminate at the end of the Initial Term, then this Agreement will continue for successive one-year terms (each a “Renewal Term”), unless earlier terminated in accordance with Section 4, until either party gives the other party at least ninety (90) days written notice that it intends for this Agreement to terminate at the end of any then-existing Renewal Term. The term that Executive is employed hereunder will constitute the “Term”.  If either Executive or the Company gives timely notice of termination pursuant to this Section 2, then Executive’s employment shall end on the last day of the then-existing Initial Term or Renewal Term, as applicable.  A termination of Executive’s employment by reason of a timely notice of termination pursuant to this Section 2 shall not be considered a termination for Cause or without Cause by the Company, or a termination for Good Reason or without Good Reason by Executive.

3.Compensation and Benefits.

(a)Base Salary. Executive will receive a base salary at an annualized rate of Three Hundred Ninety Thousand Dollars ($390,000.00) (“Base Salary”), paid in accordance with the normal payroll practices of the Company in effect from time to time, but no less frequently than monthly.  The Base Salary shall be reviewed periodically by the Board (or a designated committee thereof) and may be increased from time to time in its discretion but not decreased below the amount of Base Salary, as may be increased, without Executive’s written consent.

(b)Bonus.  Executive will be eligible for a discretionary annual bonus (“Annual Bonus”) for each calendar year, commencing with the calendar year 2019, in which an annual cash performance bonus program is in effect, which Annual Bonus shall be subject to the terms of the applicable bonus program.  Each Annual Bonus shall be payable based on the achievement of reasonable performance targets established by the Board, and for each calendar year Executive’s target Annual Bonus shall be equal to eighty-five percent (85%) of Executive’s Base Salary  in effect on the last day of the applicable calendar year; provided, that the percentage of Executive’s Base Salary that applies for the purposes of determining Executive’s target Annual Bonus for a given year may be increased above eighty-five percent (85%) (but not decreased without the Executive’s written consent) by the Board (or a designated committee thereof) in its discretion. Executive’s Annual Bonus, if any, will be paid no later than March 15 of the year following the calendar year to which it relates.

(c)Long-Term Incentive Compensation.  Executive may, as determined by the Board (or a designated committee thereof) in its sole discretion, periodically receive grants of stock options or other equity or non-equity related awards pursuant to the Company’s or an affiliate’s long-term incentive plan(s), subject to the terms and conditions of such plan(s) and the applicable award agreement(s) thereunder.

(d)Retirement and Welfare Benefits; D&O Insurance.  During the Term, Executive or Executive’s spouse and dependents, as the case may be, will be eligible to participate in such pension and similar benefit plans (qualified, non-qualified and supplemental), profit sharing, 401(k), medical and dental, disability, group or executive life, accidental death and travel accident insurance, and similar benefit plans and programs of the Company, subject to the terms and conditions thereof, as may be in effect and made available from time to time to the Company’s senior executives.  During the Term, the Company shall provide Executive with coverage under the Company’s D&O insurance policy or policies as may be in effect, to the same extent as its other senior executives. Upon the termination of Executive’s employment with the Company for any reason, the Company shall, at its sole cost and expense, maintain D&O insurance coverage for Executive for the three (3)-year period following such termination on terms that are substantially the same as for the Company’s then-current senior executives, if so provided for such senior executives; provided, however, that if the cost of such continued D&O insurance coverage will exceed 100% of the cost of such coverage immediately prior to the Termination Date (the “Pre-Termination Cost”), the Company will secure the greatest level of coverage possible at a cost that does not exceed 100% of the Pre-Termination Cost.

(e)Perquisites. Executive will be entitled to participate in the Company’s perquisite programs, as such are made generally available to the Company’s senior executives, subject to the terms of such programs.

(f)Business Expenses.  The Company will reimburse Executive for all ordinary and necessary business expenses incurred by him in connection with his employment upon timely submission by Executive of receipts and other documentation in conformance with the Company’s normal procedures.  All payments for reimbursement under this Section 3(f) will be paid promptly to Executive.

(g)Paid Time Off.  Executive will be entitled to paid time off (“PTO”) in accordance with the policies and practices of the Company as in effect from time to time with respect to the Company’s senior executives, including any unused PTO that will be paid upon a termination of employment. For calendar year 2019, Executive will be entitled to PTO in an amount calculated as if Executive had been employed by the Company beginning on January 1, 2019.

4.Termination.  This Agreement will continue in effect until the expiration or end of the Term, and Executive’s employment hereunder may be terminated prior to the end of the Initial Term or any then-existing Renewal Term pursuant to this Section 4.

(a)Disability.  If Executive incurs a Disability, the Company may terminate Executive’s employment effective on the thirtieth (30th) day after Executive’s receipt of written notice of the Company’s intent to terminate Executive’s employment for such Disability.

(b)By the Company, with or without Cause.  The Company may terminate the Executive’s employment at any time for Cause or without Cause.  For purposes of this Agreement, a termination “without Cause” means Executive’s termination of employment during the Initial Term or a then-existing Renewal Term at the Company’s sole discretion for any reason other than a termination for Cause or as a result of Executive’s death or Disability.

(c)By Executive, with or without Good Reason.  The Executive’s employment may be terminated during the Initial Term or a then-existing Renewal Term by Executive for Good Reason or without Good Reason; provided, however, that Executive may not terminate his employment for Good Reason unless (i) Executive has given the Company written notice of his belief that Good Reason exists within thirty (30) days of the initial existence of the condition(s) giving rise to Good Reason, which notice will specify in reasonable detail the facts and circumstances giving rise to Good Reason, (ii) the Company has not remedied such facts and circumstances giving rise to Good Reason within the thirty (30)-day period following the receipt of such notice and (iii) Executive separates from service on or before the sixtieth (60th) day after the end of such thirty (30)-day cure period by delivering the Notice of Termination.

(d)Notice of Termination.  Any termination by the Company for Cause or without Cause or because of Executive’s Disability, or by Executive for Good Reason or without Good Reason, must be communicated by Notice of Termination to the other party.

5.Obligations of the Company upon Termination.

(a)For Cause; Without Good Reason; Expiration of Initial Term or Renewal Term.  If the Company terminates Executive’s employment for Cause, Executive terminates his employment without Good Reason, or the Initial Term or a Renewal Term expires by reason of timely notice given by either party pursuant to Section 2, the Company will have no further obligations to Executive or his legal representatives, except that Executive (or his legal representatives, as the case may be) will be entitled to any (i) earned but unpaid Base Salary accrued up to the end of the Term, (ii) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, including benefits as provided for under the provisions of the last sentence of Section 3(d) and payment for any unused PTO if required by Section 3(g), (iii) unreimbursed business expenses required to be reimbursed to Executive, (iv) if the Term expires by reason of timely notice given by either party pursuant to Section 2, any earned and accrued, but unpaid, Annual Bonus (if earned pursuant to the terms of the applicable cash performance bonus program) for any completed calendar year prior to the calendar year in which the Term expires, (v) rights Executive may have to D&O insurance, indemnification, defense and reimbursement or payment of expenses under the Company’s Certificate of Incorporation and Bylaws, any Company merger agreement or Company indemnification agreement and under applicable law, and (vi) rights of Executive under Sections 7(f) and 16 (together, the “Continuing Obligations”).

(b)Death or Disability.  If Executive’s employment is terminated by reason of Executive’s death or Disability, the Company will have no further obligations to Executive or Executive’s legal representatives, except that Executive (or his legal representatives, as the case may be) will be entitled to the Continuing Obligations and (subject to the terms of Section 5(e)), the following:

(i)Severance Payment.  The Company will pay Executive (or his legal representatives, as the case may be) an amount equal to one (1) times Executive’s Base Salary as of the Termination Date, which amount will be paid in a lump sum payment on the earlier to occur of: (A) the Company’s first payroll date that comes on or after the date that is sixty (60) days after the Termination Date, or (B) the fifth (5th) business day after the expiration of such sixty (60)-day period.

(ii)Post-Employment Health Coverage.  During the portion, if any, of the 18-month period following the Termination Date that Executive elects (or, in the case of Executive’s death or Disability, Executive’s spouse or Executive’s eligible dependents timely elect) to continue coverage in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will promptly reimburse Executive, Executive’s spouse or Executive’s eligible dependents, as applicable, on a monthly basis for the amount paid to effect and continue such coverage (the “COBRA Reimbursement Amounts”); provided, however, that payment of the COBRA Reimbursement Amounts will cease immediately upon the date that Executive begins providing services to a subsequent employer (and any such provision of services shall be promptly reported to the Company by Executive); and provided, further, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain the sole responsibility of Executive or Executive’s spouse or eligible dependents, as applicable, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.  Nothing contained herein is intended to limit or otherwise restrict any rights to continued group health plan coverage pursuant to COBRA following the period described in the preceding sentence.

(c)Termination without Cause or for Good Reason.  If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, the Company will have no further obligations to Executive or Executive’s legal representatives, except that Executive will be entitled to the Continuing Obligations and (subject to the terms of Section 5(e)) the following:

(i)Severance Payment.  If Executive’s employment terminates prior to a Change of Control or after the date that is twelve (12) months after a Change of Control, then the Company will pay Executive an amount equal to 1.75 times the sum of (A) Executive’s Base Salary as of the Termination Date, and (B) an amount equal to Executive’s target Annual Bonus for the fiscal year that includes the Termination Date, which amount will be paid in a lump sum payment on the earlier to occur of: (1) the Company’s first payroll date that comes on or after the date that is sixty (60) days after the Termination Date, or (2) the fifth (5th) business day after the expiration of such sixty (60)-day period. If Executive’s employment terminates on the date of a Change in Control or within twelve (12) months after a Change of Control, then the Company will pay Executive an amount equal to 2.0 times the sum of (A) Executive’s Base Salary as of the Termination Date, and (B) an amount equal to Executive’s target Annual Bonus for the fiscal year that includes the Termination Date, which amount will be paid in a lump sum payment on the earlier to occur of: (1) the Company’s first payroll date that comes on or after the date that is sixty (60) days after the Termination Date, or (2) the fifth (5th) business day after the expiration of such sixty (60)-day period.

(ii)Post-Employment Health Coverage.  During the portion, if any, of the 18-month period following the Termination Date (the “COBRA Reimbursement Period”) that Executive elects to continue coverage for Executive, Executive’s spouse and/or Executive’s eligible dependents under the Company’s group health plans under COBRA, the Company will promptly reimburse Executive on a monthly basis for the COBRA Reimbursement Amounts; provided, however, that payment of the COBRA Reimbursement Amounts will cease immediately upon the date that Executive begins providing services to a subsequent employer (and any such provision of services shall be promptly reported to the Company by Executive); and provided, further, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain the sole responsibility of Executive, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.  If Executive has elected to continue coverage for his spouse and/or eligible dependents and dies while he is receiving payment of the COBRA Reimbursement Amounts, his spouse and/or eligible dependents will continue to receive coverage and payment of the COBRA Reimbursement Amounts during the remainder, if any, of the COBRA Reimbursement Period, subject to his spouse’s and/or eligible dependent’s compliance with the terms of this Agreement, as applicable.  Nothing contained herein is intended to limit or otherwise restrict any rights to continued group health plan coverage pursuant to COBRA following the COBRA Reimbursement Period, including, for the avoidance of doubt, the ability of Executive’s spouse and/or eligible dependents to elect to continue COBRA coverage if Executive dies or becomes incapacitated as a result of disability following termination of employment.

(iii)Pro Rata Annual Bonus.  The Company will pay Executive an amount equal to the Annual Bonus for the calendar year in which occurs the Termination Date, as determined in good faith by the Board in accordance with the performance criteria established for such Annual Bonus and based on the Company’s actual performance for such calendar year, which amount will be prorated through and including the Termination Date (based on the ratio of the number of days Executive was employed by the Company during such year to the number of days in such year).  This amount will be payable in a lump sum on or before the date on which annual bonuses for the calendar year are paid to executives who have continued employment with the Company (but in no event earlier than sixty (60) days after the Termination Date or later than the March 15 next following such calendar year).

(d)Equity Awards. There shall be no acceleration of the vesting of any equity or long-term incentive awards granted to Executive under any Company long-term incentive plan, unless otherwise provided under the terms of the applicable long-term incentive plan or award agreement.

(e)Release and Compliance with this Agreement.  With the exception of the Continuing Obligations, the obligation of the Company to pay any portion of the amounts due pursuant to Section 5(b) and Section 5(c) is expressly conditioned on Executive’s (i) timely execution and return to the Company by the Release Expiration Date (as defined below) of a release substantially in the form attached hereto as Exhibit A (the “Release”), which form for execution will be provided by the Company to Executive (or a representative of his estate, as applicable) within seven (7) days after the Termination Date, (ii) not exercising Executive’s revocation right as set forth in the Release, and (iii) compliance with the requirements of Sections 6 and 7. The Release shall be revised by the Company to reflect whether payments and benefits are to be provided under Section 5(b) or 5(c) and shall be revised by the Company as reflected in footnote 1 of the Release to the extent the terms of such footnote are applicable, and may also be revised by the Company to reflect changes in applicable law. The “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the execution form of Release to Executive (or, following Executive’s death, to a representative of Executive’s estate) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date. For the avoidance of doubt, in the case of a termination of Executive’s employment due to Executive’s death, or in the event of Executive’s death or disability after the termination of his employment, the legal representative(s) of Executive (or his estate, as applicable) may execute and revoke (or not revoke) the Release in the name of and for and on behalf of Executive, Executive’s estate and, as applicable, for themselves in accordance with and as permitted by the terms of this Section 5(e), the second sentence of Section 10 and the Release.

(f)Non-duplication of Benefits; No Mitigation.  It is possible that a category of payment or benefit that is paid or provided under this Section 5 would also be paid or provided under the terms of another Company severance or change in control plan, program, or arrangement. In such case, (i) the payment or benefit under the terms of another Company severance or change in control plan, program, or arrangement will be paid or provided in full, and (ii) the Company’s obligation under this Section 5 will automatically be reduced (but not below zero) to the extent and only to the extent of the payment or benefit provided under clause (i).  Executive shall not be required to mitigate damages, including by seeking other employment, in order to receive the payments and benefits under this Section 5. Nor shall any amount owed to Executive under this Section 5 be subject to reduction for amounts actually earned in subsequent employment.

6.Confidential Information.

(a)Executive acknowledges that the Company has trade, business and financial secrets and other confidential or proprietary information (collectively, the “Confidential Information”), and that Confidential Information will be provided by the Company to Executive during Executive’s employment by the Company.  Confidential information includes all trade secrets and also includes, but is not limited to, all non-public information regarding the Company’s or any of its affiliates’ businesses, products, or services (including without limitation, all such information relating to corporate opportunities, strategies, business plans, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers’ organizations or within the organization of acquisition prospects, or production, marketing, and merchandising techniques, prospective names and marks), and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions, and other similar forms of expression.  Notwithstanding the foregoing, Confidential Information does not include any information that (i) is generally known in the oil and gas industry, (ii) was known by Executive prior to his employment with the Company or any of its predecessors or affiliates or (iii) has been published in a form generally available to the public before the date Executive proposes to disclose or use such information, provided, that, such publishing of the Confidential Information does not result from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound, or from any third party breaching a provision similar to that found under this Section 6(a).

(b)Executive acknowledges that Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information. Executive acknowledges that all Confidential Information is the sole and exclusive property of the Company.

(c)During, and all times following, Executive’s employment by the Company, Executive will hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information except: (i) to the extent authorized in writing by the Chief Executive Officer of the Company; (ii) where such information is, at the time of disclosure by Executive, generally available to the public other than as a result of any direct or indirect act or omission of Executive in breach of this Agreement; or (iii) where Executive is compelled by legal process, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an employee of the Company. Executive agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide the Company with written notice at least five (5) days before disclosure or within one (1) business day after Executive is informed that such disclosure is being or will be compelled, whichever is earlier.  Such written notice must include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and must contain a copy of the subpoena, order or other process used to compel disclosure.

(d)During the Term, Executive will take those necessary precautions, consistent with the Company’s policies applicable to its senior executives for the protection of Confidential Information, to prevent disclosure of Confidential Information to any unauthorized individual or entity.  At all times following the Termination Date, Executive will continue to take all necessary precautions for the protection of Confidential Information in compliance with the Company’s policies in effect for senior executives as of the Termination Date. Executive further agrees not to use, whether directly or indirectly, any Confidential Information for the benefit of any person, business, corporation, partnership or any other entity other than the Company and its affiliates, and to immediately return to the Company all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic, at the end of his employment with the Company for any reason or at the written request of the Company at any time.

(e)The parties specifically acknowledge that section 18 U.S.C. § 1833(b) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).  Accordingly, notwithstanding anything to the contrary in the foregoing, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.

7.Competition.  Executive acknowledges that the Company agrees to provide or continue to provide Executive with Confidential Information and access to its confidential, proprietary or trade secret information. Ancillary to the rights provided to Executive as set forth in this Agreement, the Company’s provision of confidential, proprietary or trade secret information, and Executive’s agreements regarding the use of same, in order to protect the Company’s legitimate business interests, including the protection of its goodwill and Confidential Information, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a)Without the prior written consent of the Company, which consent may be withheld in the discretion of the Company, Executive will not, at any time during the Restriction Period (as defined below), directly or indirectly, engage in, have any equity interest in, interview for a potential employment or consulting relationship with, or manage or operate, any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with the Business (as defined below) of the Company within six (6) miles of (i) any oil or natural gas assets of the Company or (ii) any potential oil or natural gas assets where the Company has taken material steps to lease or purchase real property or other interests with respect to such potential assets within the twelve (12)-month period immediately prior to the Termination Date.  Nothing herein prohibits Executive from being a passive owner of not more than 2.5% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(b)Executive will not, at any time during the Restriction Period, directly or indirectly, either for Executive or for any other person or entity, (i) solicit any employee or consultant of the Company to terminate his or her employment or engagement with the Company, or (ii) solicit or service any person who was a customer, supplier, licensee, licensor or other business relation of the Company in order to induce or attempt to induce such person to cease doing business with, or reduce the amount of business conducted with, the Company, or in any way intentionally interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation of the Company.  Nothing herein shall apply to any general solicitation for employment that is not targeted specifically to any of the Company’s employees.

(c) The parties expressly agree that the terms of this Section 7 are reasonable in all respects.  However, in the event any of the terms of this Section 7 are determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to, and may be modified by a court of competent jurisdiction to, extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)As used in this Section 7, (i) the term “Company” includes the Company and its affiliates; (ii) the term “Business” means the business of the Company and includes the acquisition, exploration, exploitation and development of oil and natural gas assets, and the acquisition of leases and other real property in connection therewith, as such business may be expanded or altered by the Company during the Term; and (iii) the term “Restriction Period” means (A) in the case of Section 7(a), (I) upon the termination of Executive’s employment by the Company without Cause, a termination by Executive of his employment for Good Reason or upon the expiration of the Initial Term or a Renewal Term as the result of the issuance of a notice of non-renewal by the Company pursuant to Section 2 the period beginning on the applicable Termination Date and ending on the date that is six (6) months following such Termination Date and (II) upon the termination of Executive’s employment by the Company for Cause, a termination by Executive of his employment without Good Reason or upon the expiration of the Initial Term or a Renewal Term as the result of the issuance of a notice of non-renewal by Executive pursuant to Section 2, the period beginning on the applicable Termination Date and ending on the date that is twelve (12) months following the Termination Date, and (B) in the case of Section 7(b), the period beginning on the Termination Date and ending on the date that is twelve (12) months following the Termination Date.

(e)Executive agrees, during the Term and following the Termination Date, to refrain from disparaging the Company, including any Company services, technologies or practices, or any Company directors, officers, agents, representatives or stockholders, either orally or in writing.  Nothing in this Section 7(e) precludes Executive from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process.

(f)Montage Resources Corporation (on behalf of itself and its subsidiaries) agrees, during the Term and following the Termination Date, to cause its (and its subsidiaries’) directors, officers and human resources representatives to refrain from disparaging Executive, including any of Executive’s services or practices, either orally or in writing.  Nothing in this Section 7(f) precludes the Company or any Company directors, officers or human resources representatives from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process.

(g)In the event Executive engages in conduct in violation of his covenants in Section 7(a) or (b), the Restriction Period applicable to such Section in respect of which such covenants were so violated will be extended for a period of time equal to the time in which Executive engaged in competitive activity prohibited by such Section.

8.Injunctive Relief.  It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Section 6 or 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the need to post bond.

9.Protected Communications. Nothing in this Agreement is intended to, or will be used in any way to, limit Executive’s rights to communicate with the Securities and Exchange Commission (the “SEC”) or any other governmental agency, as provided for, protected under or warranted by applicable law, including, but not limited to, Section 21F of the Securities Exchange Act of 1934, as amended, and SEC Rule 21F-7 (the “Protected Communications”). Nothing in this Agreement requires Executive to notify, or obtain permission from, the Company before engaging in any Protected Communications.

10.Assignment and Successors.  The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates.  This Agreement is binding upon and inures to the benefit of the Company, Executive and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.

11.Section 409A.  The amounts payable pursuant to this Agreement are intended to be exempt from section 409A of the Code and related U.S. treasury regulations or official pronouncements (“Section 409A”) and will be construed in a manner that is compliant with such exemption; provided, however, if and to the extent that any compensation payable under this Agreement is determined to be subject to Section 409A, this Agreement will be construed in a manner that will comply with Section 409A, and provided further, however, that no person connected with this Agreement in any capacity, including but not limited to the Company and its affiliates, and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any amounts payable or benefits provided under this Agreement.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the Termination Date or expiration of the Term to be a “specified employee” within the meaning of Section 409A, then any payments and benefits under this Agreement that are subject to Section 409A and paid by reason of a termination of employment will be made or provided on the later of (a) the payment date set forth in this Agreement or (b) the date that is the earliest of (i) the expiration of the six-month period measured from the Termination Date or expiration of the Term, or (ii) the date of Executive’s death (the “Delay Period”).  Payments and benefits subject to the Delay Period will be paid or provided to Executive without interest for such delay.  The terms “termination of employment” and “separate from service” as used throughout this Agreement refer to a “separation from service” within the meaning of Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.

12.Certain Excise Taxes.  Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.  Nothing in this Section 12 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

13.Clawback.  Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any amounts payable under this Agreement shall be subject to claw-back, cancellation, recoupment, rescission, payback or other action in accordance with the terms of any policy (the “Policy”) (whether in existence as of the Effective Date or later adopted) established by the Company providing for claw-back, cancellation, recoupment, rescission, payback or other action of amounts paid to Executive. Executive agrees and consents to the Company’s application, implementation and enforcement of (a) the Policy and (b) any provision of applicable law relating to the claw-back, cancellation, recoupment, rescission or payback of Executive’s compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy or applicable law without further consent or action being required by Executive. To the extent that the terms of this Agreement and the Policy conflict, then the terms of the Policy shall prevail.

14.Miscellaneous.

(a)Notices. For purposes of this Agreement, notices and all other communications provided for herein will be in writing and deemed to have been duly given (i) when received if delivered personally or by courier, or (ii) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, as follows:

If to Executive, addressed to:	Oleg Tolmachev 113 Forbes Field Circle Boalsburg, PA 16827, or the last known residential address reflected in the Company’s records
If to the Company, addressed to:	Montage Resources Corporation 122 W. John Carpenter Freeway, Suite 300 Irving, Texas 75039 Attention: Chief Executive Officer

or to such other address as either party may furnish to the other in writing, except that notices of changes of address are effective only upon receipt.

(b)Applicable Law.  This Agreement is entered into under, and governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(c)No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d)Severability. If a court of competent jurisdiction determines that any provision of this Agreement (or part thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or part thereof) will not affect the validity or enforceability of any other provision of this Agreement, and all other provisions (and parts thereof) remain in full force and effect.

(e)Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement.

(f)Withholding of Taxes and Other Employee Deductions. The Company or its affiliates may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

(g)Headings. The section headings have been inserted for purposes of convenience and may not be used for interpretive purposes.

(h)Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

(i)Third Party Beneficiaries. Each affiliate of the Company will be a third party beneficiary of, and may directly enforce, Executive’s obligations under Sections 6, 7 and 8.

(j)Survival. Termination of this Agreement will not affect any right or obligation of any party which is accrued or vested prior to such termination.  Without limiting the scope of the preceding sentence, the provisions of Sections 5, 6, 7, 8, 12, 13 and 16, and those provisions necessary to interpret and apply them, will survive any termination of this Agreement.

(k)Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement (i) constitutes the entire agreement of the parties with regard to the subject matter hereof, (ii) supersedes all prior agreements, arrangements, and understandings, written or oral, relating to the subject matter hereof, and (iii) contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect. As of the Effective Date, the Amended and Restated Executive Employment Agreement dated as of January 1, 2017 between the Company and Executive shall be void and have no legal effect and neither the Company nor Executive shall have any further liability or obligation thereunder (other than with respect to any breach thereof prior to the Effective Date).

(l)Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

(m)Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment or the terms and conditions of such employment will be made by the members of the Board, other than Executive if Executive is a member of the Board, and Executive will not have any right to vote or decide upon any such matter.

(n)Forum and Venue. With respect to any claims, legal proceedings or litigation arising in connection with this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum, and venue of the state and federal courts, as applicable, located in Dallas County, Texas.

15.Certain Definitions.  In addition to the terms defined in the body of this Agreement, for purposes of this Agreement the following capitalized words have the meanings indicated below:

(a)“Board” means the Board of Directors of the Company.

(b)“Cause” means the occurrence of any of the following events, as reasonably determined by the Board: (i) Executive’s willful failure to perform his material duties for the Company; (ii) Executive’s conviction of a felony, or his guilty plea to or entry of a nolo contendere plea to a felony charge; (iii) the willful or grossly negligent engagement by Executive in conduct that is materially injurious to the Company, financially or otherwise; or (iv) Executive’s breach of (A) any material term of this Agreement or (B) any material term of the Company’s material written policies or procedures, as in effect from time to time; provided, that, with respect to (i), (iii) or (iv) above, such termination for Cause will only be effective upon a majority vote of the total number of directors on the Board after written notice to Executive and a period of not less than thirty (30) calendar days after receipt by Executive of such written notice during which time Executive will have an opportunity to appear before the Board to demonstrate that he has cured the conduct giving rise to Cause.

(c)“Change of Control” means the occurrence of any of the following events:

(i)Any one person, or more than one person acting as a group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), acquires ownership of the Company’s common stock that, together with stock held by such person or group, constitutes more than 40 percent of the total fair market value or total voting power of the Company’s common stock. However, if any one person or more than one person acting as a group is considered to own more than 40 percent of the total fair market value or total voting power of the Company’s common stock, the acquisition of additional common stock by the same person or persons will not be a Change of Control. An increase in the percentage of common stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of common stock for purposes of this Section 15(c).  This Section applies only when there is a transfer of common stock (or issuance of common stock) and common stock in the Company remains outstanding after the transaction.

(ii)A majority of the members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(iii)A change in the ownership of a substantial portion of the Company’s assets, which will occur on the date that any one person, or more than one person acting as a group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group of persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that a sale of a substantial portion of the Company’s assets in the ordinary course of business and investment of the proceeds into similar assets for use in the business of the Company will not constitute a change in the ownership of a substantial portion of the Company’s assets for purposes of this provision. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(d)“Code” means the Internal Revenue Code of 1986, as amended.

(e)“Disability” means Executive’s inability to engage in any substantial gainful activity necessary to perform his duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time.  Any determination as to the existence of a Disability will be made by a qualified physician selected by the Company.

(f)“Good Reason” means any of the following, but only if occurring without Executive’s written consent: (i) a diminution in Executive’s Base Salary; (ii) a material diminution or material adverse change in Executive’s position, authority, duties or other responsibilities; (iii) the relocation of Executive’s principal office to an area more than fifty (50) miles from its location immediately prior to such relocation; (iv) any material failure of the Company to comply with any material provision of this Agreement; or (v) any material breach by the Company of any written indemnification agreement between the Company and Executive. Such termination by Executive will not preclude the Company from terminating Executive’s employment prior to the Termination Date established by Executive’s Notice of Termination.

(g)“Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under that provision, and (iii) if the Termination Date is other than the date the notice is given, specifies the Termination Date (which must not be more than thirty (30) days or, in the case of a termination by Executive for Good Reason, sixty (60) days after the date on which the Notice of Termination is given; provided, however, if the termination is due to a termination by Executive without Good Reason, then the Company may designate an earlier Termination Date than the date designated in Executive’s Notice of Termination (which designated earlier Termination Date may not be earlier than fifteen (15) days after the date on which Executive’s Notice of Termination is given), which designation shall not change the nature of Executive’s termination or make such termination a termination by the Company pursuant to Section 4(b).  The failure by the Company or Executive to set forth in the Notice of Termination the facts or circumstances giving rise to Cause or Good Reason, as applicable, will not waive any right of the Company or Executive under this Agreement or preclude the Company or Executive from asserting such fact or circumstance in enforcing the Company’s or Executive’s rights under this Agreement.

(h)“Termination Date” means: (i) if Executive’s employment is terminated by death, the date of death; (ii) if Executive’s employment is terminated pursuant to Section 4(a) due to a Disability, thirty (30) days after the Notice of Termination is given; (iii) if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason pursuant to Section 4(b) or 4(c), on the effective date of termination specified in the Notice of Termination (which effective date shall not be earlier than the date on which such notice is given); (iv) if Executive voluntarily terminates his employment with the Company without Good Reason, the date of Executive’s termination of employment; or (v) if Executive’s employment is terminated by the Company for Cause pursuant to Section 4(b), the date on which the Notice of Termination is given.

16.Executive's Assistance in Legal Matters.  Upon Executive’s termination of employment with the Company for any reason, Executive shall, during normal business hours, reasonably cooperate with the Company in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company to the extent that such investigation, proceeding or dispute may relate to matters of which Executive has material knowledge as a result of Executive’s serving as an employee, officer or director of the Company or any subsidiary or affiliate of the Company (including Executive being available to the Company upon reasonable written notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information in his possession and turning over to the Company all relevant documents which are or may come into Executive’s possession or control, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). This obligation encompasses (and requires) Executive’s providing testimony, in court, upon deposition or by affidavit, that is truthful, accurate and complete, according to information actually known to Executive; and providing to the Company or its counsel truthful, accurate and complete information to the extent actually known to Executive in connection with the prosecution or defense of the Company or subsidiary or affiliate in such litigation or claims. Without limiting the generality of the foregoing, to the extent that the Company seeks such assistance, the Company shall, whenever possible, provide Executive with reasonable advance written notice of its need for Executive’s assistance and will attempt to coordinate with Executive the time and place at which Executive’s assistance will be provided with the goal of minimizing the impact of such assistance on any other business or personal commitment that Executive may have. In the event the Company requires Executive’s reasonable assistance or cooperation in accordance with this Section 16, the Company shall reimburse Executive for Executive’s reasonable time, the value of which shall be calculated as the product of (a) the hours spent by Executive pursuant to this Section 16 and (b) a rate which shall be calculated by dividing Executive’s final Base Salary by 2080, provided that the Company shall not reimburse Executive for any time Executive spends actually rendering any testimony. In addition, the Company shall reimburse Executive for reasonable travel expenses (including lodging and meals) upon submission of itemized receipts therefor and, to the extent that it is reasonable that Executive will perform or provide the requested services or assistance away from his usual place of business or residence, the Company shall also reimburse other reasonable out of pocket expenses actually incurred by Executive in performing or providing such services or assistance, upon submission of itemized receipts therefor.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

MONTAGE RESOURCES CORPORATION

By:	/s/ John K. Reinhart
Name:	John K. Reinhart
Title:	President and Chief Executive Officer

EXECUTIVE

By:	/s/ Oleg Tolmachev
Name:	Oleg Tolmachev

US 6161299

Exhibit a

Release

1.In consideration of the payments and benefits (and any portion thereof) to be made pursuant to Section [5(b)/5(c)] of the Executive Employment Agreement, dated as of March 1, 2019 (the “Employment Agreement”), by and between Oleg Tolmachev (“Executive”) and Montage Resources Corporation  (the “Company”) (each of Executive and the Company, a “Party” and together, the “Parties”), the sufficiency of which Executive acknowledges, Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), and each of the foregoing entities’ respective present and former officers, directors, executives, managers, members, affiliates, stockholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, or any  other matter existing on or before the date the Executive signs this Release, including claims (i) for severance or vacation or paid time off benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state or local labor and employment laws (including, without limitation, all laws concerning wrongful termination or unlawful or unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), the Equal Pay Act, the Uniformed Services Employment and Reemployment Rights Act and any similar or analogous state statute.  Notwithstanding the foregoing, this Release will not apply and expressly excludes: (a) vested benefits under any plan maintained by the Company that provides benefits that are subject to ERISA; (b) health benefits under any policy or plan currently maintained by the Company that provides for health insurance continuation or conversion rights including, but not limited to, rights and benefits to continue health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state law; (c) any claim that cannot by law be waived or released by private agreement; (d) claims first arising after the date of this Release; (e) to the extent not paid as of the date of this Release, payments and benefits required to be made under [Section 5(b)/5(c)] of the Employment Agreement, any future payments owed pursuant to Section 16 of the Employment Agreement, or (if still unpaid as of the date Executive signs this Release) any base salary for the pay period in which the Termination Date (as defined in the Employment Agreement) occurred; (f) claims for future benefits under any directors and officers insurance policies; (g) future rights to indemnification Executive may have under the certificate of incorporation or bylaws of the Company and its affiliates or any applicable indemnification agreements with the Company and its affiliates or applicable law; and (h) the Continuing Obligations (as defined in the Employment Agreement).

Exhibit A – Page 1

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2.Executive acknowledges and agrees that the release of claims set forth in this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.The release of claims set forth in this Release applies to any relief no matter how called, including, without limitation, (i) wages, (ii) back pay or front pay, (iii) compensatory damages, liquidated damages, punitive damages or damages for pain or suffering, (iv) costs, (v) attorneys’ fees and expenses and (vi) any right to receive any compensation or benefit from any complaint, claim or charge with any local, state or federal court, agency or board, or in any proceeding of any kind which may be brought against the Company as a result of such a complaint, claim or charge.

4.Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein will be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law Executive is not permitted to waive.

5.As to rights, claims and causes of action arising under the ADEA, Executive acknowledges that he has been given a period of twenty-one (21) days1 to consider whether to execute this Release.  If Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under the ADEA.  If no such revocation occurs, this Release will become irrevocable in its entirety, and binding and enforceable against Executive, on the day next following the day on which the foregoing seven (7)-day period has elapsed.  If such a revocation occurs, Executive will irrevocably forfeit any right to payment of the severance benefits described in Section [5(b)/5(c)] of the Employment Agreement.

6.Other than as to rights, claims and causes of action arising under the ADEA, the release of claims set forth in this Release will be immediately effective upon execution by Executive.

7.Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, arbitrator, court or tribunal.

8.Executive acknowledges that he is hereby advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Release, and has been given a sufficient period within which to consider the release of claims set forth in this Release.

[1]	Consideration period will be forty-five (45) days if release relates to an exit incentive or other employment termination program (as defined in the ADEA) offered to a group or class of employees.

Exhibit A – Page 2

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9.Executive acknowledges that the release of claims set forth in this Release relates only to claims that exist as of the date of this Release.

10.Executive acknowledges that the severance benefits described in Section [5(b)/5(c)] of the Employment Agreement he will receive in connection with the release of claims set forth in this Release and his obligations under this Release are in addition to anything of value to which Executive is entitled from the Company.

11.Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions will nevertheless remain in full force and effect.  If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

12.This Release and the Employment Agreement constitute the complete agreement of the Parties in respect of the subject matter hereof and will supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein and therein.

13.The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another Party of any of the provisions hereof will in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any Party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14.This Release may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.  Signatures delivered by facsimile will be deemed effective for all purposes.

15.This Release will be binding upon any and all successors and assigns of Executive and the Company.

16.Nothing in this Release prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Release) with the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission or other federal, state or local governmental agency or commission (collectively “Governmental Agencies”) or participating in any investigation or proceeding conducted by any Governmental Agencies or communicating or cooperating with such an agency; however, Executive understands and agrees that, to the extent permitted by law, he is waiving any and all rights to recover any monetary or personal relief from any Company Released Party as a result of such Governmental Agency proceeding or subsequent legal actions.  Nothing herein waives Executive’s right to receive an award for information provided to a Governmental Agency.

17.Except for issues or matters as to which federal law is applicable, this Release will be governed by and construed and enforced in accordance with the laws of the State of Texas without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction.

[Signature Page Follows]

Exhibit A – Page 3

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IN WITNESS WHEREOF, this Release has been signed as of ____________________, 20__.

By:
Oleg Tolmachev

Exhibit A – Page 4

US 6161299